As filed with the Securities and Exchange Commission on December 9, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

          CYCLO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	2833	59-3029743
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6714 NW 16th Street, Suite B

Gainesville, FL 32653

(386) 418-8060

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

N. Scott Fine
Chief Executive Officer

Cyclo Therapeutics, Inc.
6714 NW 16th Street, Suite B

Gainesville, FL 32653
(386) 418-8060
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:

Alison Newman, Esq. Zev M. Bomrind, Esq. Fox Rothschild LLP 101 Park Avenue New York, New York 10178 (212) 878-7997	Barry I. Grossman, Esq. Sarah Williams, Esq. Matthew Bernstein, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of Americas, 11th Floor New York, NY 10105 (212) 370-1300

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

     If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act. ☐

This Registration Statement shall become effective upon filing in accordance with Rule 462(b) under the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Units consisting of shares of Common Stock, par value $0.0001 per share, and Warrants to purchase shares of Common Stock, par value $0.0001 per share (2)	$1,150,000		$125.47
Common Stock included as part of the Units	Included with Units above		________
Warrants to purchase shares of Common Stock included as part of the Units (3)	Included with Units above		________
Representative’s Warrant to purchase Common Stock (3)	__________________		________
Shares of Common Stock issuable upon exercise of the Warrants (4)(5)	$1,150,000	$
Shares of Common Stock issuable upon exercise of Representative’s Warrants (5)(6)	$28,750		$125.47
TOTAL	$2,328,750		$254.07

(1)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended. Cyclo Therapeutics, Inc. previously registered securities with a proposed maximum aggregate offering price of $26,780,625 on a Registration Statement on Form S-1 (Registration No. 333-249136), as amended (the “Related Registration Statement”), and paid a fee of $3,476.13. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of no more than 20% of the maximum aggregate offering price of the remaining securities eligible to be sold under the Related Registration Statement is hereby registered.

(2)	Includes stock and/or warrants that may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)

In accordance with Rule 457(g) under the Securities Act, because the shares of the common stock underlying the Warrants and Representative’s warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

(4)	There will be issued one warrant to purchase one share of common stock for every unit offered. The Warrants are exercisable at a per share price of 100% of the unit public offering price.

(5)	Includes shares of common stock which may be issued upon exercise of additional warrants which may be issued upon exercise of 45-day option granted to the underwriters to cover over-allotment, if any.

(6)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended, based on an estimated proposed maximum aggregate offering price of the Representative’s warrants of $28,750, or 125% of $23,000 (2% of $1,150,000). Assumes the full exercise of the underwriter’s over-allotment option.

In the event of a stock split, stock dividend, or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act.

EXPLANATORY NOTE

Cyclo Therapeutics, Inc. (the “Company”), is filing this registration statement with the Securities and Exchange Commission (the “SEC”), pursuant to Rule 462(b) under the Securities Act of 1933, as amended. This registration statement relates to the public offering of securities contemplated by the registration statement on Form S-1, as amended (File No. 333-249136), which was originally filed with the SEC on September 29, 2020 and declared effective on December 8, 2020 (the “Related Registration Statement”).

The Company is filing this registration statement for the purpose of registering 230,000 additional units, with each consisting of one share of common stock, $0.0001 par value per share, and one warrant to purchase one share of common stock of the Company, including 30,000 units that may be purchased by the underwriters to cover over-allotments, if any. Each warrant entitles the holder thereof to purchase one share of common stock a price of $5.00 per share, subject to adjustment. Pursuant to Rule 462(b), the information set forth in the Related Registration Statement, including all exhibits thereto and all information incorporated by reference therein, is incorporated by reference in this filing.

The required opinion and consents are listed on the Exhibit Index below and filed herewith.

EXHIBITS
5.1	Opinion of Fox Rothschild LLP
23.1	Consent of WithumSmith+Brown, PC.
23.2	Consent of Fox Rothschild LLP (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on December 9, 2020.

CYCLO THERAPEUTICS, INC.

By:	/s/ N. Scott Fine
N. Scott Fine
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ N. Scott Fine	Chief Executive Officer, Director (Principal Executive Officer)	December 9, 2020
N Scott Fine

/s/ Joshua M. Fine	Chief Financial Officer (Principal Financial Officer)	December 9, 2020
Joshua M. Fine

/s/ C.E. Rick Strattan	Director	December 9, 2020
C.E. Rick Strattan

/s/ Jeffrey L. Tate	Chief Operating Officer, Director	December 9, 2020
Jeffrey L. Tate

/s/ Randall M. Toig	Director	December 9, 2020
Randall M. Toig

/s/ William S. Shanahan	Director	December 9, 2020
William S. Shanahan

/s/ F. Patrick Ostronic	Director	December 9, 2020
F. Patrick Ostronic

/s/ Markus W. Sieger	Director	December 9, 2020
Markus W. Sieger